Exhibit 99.1

For immediate release	Eric R. Graef
November 3, 2008	Preformed Line Products
(440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS FOR
THE THIRD QUARTER AND FIRST NINE MONTHS OF 2008
•	Net income increased 15% for the third quarter and 21% for the first nine months

•	Net sales increased 22% for the third quarter and 23% for the first nine months

•	Earnings per diluted share increased 18% for the third quarter and 22% for the first nine months
Mayfield Village, Ohio, November 3, 2008 — Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the third quarter and the first nine months of 2008.
Net income for the quarter ended September 30, 2008 increased 15% to $6,423,000, or $1.22 per diluted share, compared to $5,592,000, or $1.03 per diluted share, for the comparable period in 2007. Net sales in the third quarter of 2008 were $73,952,000, an increase of 22% from sales of $60,413,000 in the third quarter of 2007.
Net income for the nine months ended September 30, 2008 increased 21% to $14,862,000, or $2.78 per diluted share, compared to $12,308,000, or $2.27 per diluted share for the comparable period in 2007. Net income in 2008 included a net gain of $461,000, or $.09 per diluted share, on the sale of Superior Modular Products Company (“SMP”), a former wholly owned domestic subsidiary.
Net sales increased 23% to $209,179,000 for the first nine months of 2008 compared to $170,464,000 in the first nine months of 2007.
Currency exchange rates favorably impacted sales by $1,882,000 for the quarter and $9,020,000 for the first nine months of 2008, while the impact on net income was $97,000 for the quarter and $299,000 for the first nine months of 2008.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “Our increase in sales and profitability is gratifying coming in the face of difficult and uncertain economic conditions throughout the world. This is a challenge we will continue to face during the remainder of this year and next as our customers deal with limited borrowing opportunities in the capital markets. The successful integration of our two acquisitions during 2007 and the divestiture of SMP in May of this year were instrumental in the improvement in our operating results to date.”
P.O. Box 91129       Cleveland, Ohio 44101       440.461.5200       www.preformed.com

PAGE 2 / PLP ANNOUNCES THIRD QUARTER RESULTS
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s 2007 Annual Report on Form 10-K filed with the SEC on April 7, 2008. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended September 30,		Nine month periods ended September 30,
	2008	2007	2008	2007
		(restated)		(restated)

Net sales	$73,952	$60,413	$209,179	$170,464
Cost of products sold	48,489	38,974	141,034	111,743

GROSS PROFIT	25,463	21,439	68,145	58,721

Costs and expenses
Selling	6,119	5,462	17,879	16,516
General and administrative	7,506	6,347	22,553	17,999
Research and engineering	2,218	1,731	6,545	5,185
Other operating expenses — net	462	(169)	605	141
Goodwill impairment	—	—	—	199

	16,305	13,371	47,582	40,040

OPERATING INCOME	9,158	8,068	20,563	18,681

Other income (expense)
Interest income	225	264	655	805
Interest expense	(138)	(140)	(415)	(437)
Other income (expense)	176	(9)	196	(22)

	263	115	436	346

INCOME BEFORE INCOME TAXES, MINORITY INTERESTS AND DISCONTINUED OPERATIONS	9,421	8,183	20,999	19,027

Income taxes	2,807	2,663	6,604	6,838

INCOME BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS	6,614	5,520	14,395	12,189

Minority interests, net of tax	(157)	(24)	(268)	(24)

INCOME FROM CONTINUING OPERATIONS	6,457	5,496	14,127	12,165

Income (loss) from discontinued operations, net of tax	(34)	96	735	143

NET INCOME	$6,423	$5,592	$14,862	$12,308

Income per share from continuing operations — basic	$1.24	$1.02	$2.67	$2.27

Income (loss) per share from discontinued operations — basic	$(0.01)	$0.02	$0.14	$0.03

Total net income per share — basic	$1.23	$1.04	$2.81	$2.30

Income per share from continuing operations — diluted	$1.23	$1.01	$2.64	$2.25

Income (loss) per share from discontinued operations — diluted	$(0.01)	$0.02	$0.14	$0.02

Total net income per share — diluted	$1.22	$1.03	$2.78	$2.27

Cash dividends declared per share	$0.20	$0.20	$0.60	$0.60

Weighted-average number of shares outstanding — basic	5,218	5,379	5,298	5,369

Weighted-average number of shares outstanding — diluted	5,269	5,437	5,345	5,418

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
Thousands of dollars, except share data	2008	2007
		(restated)
ASSETS
Cash and cash equivalents	$24,775	$23,392
Accounts receivable, less allowances of $1,177 ($1,199 in 2007)	46,752	37,002
Inventories — net	47,020	43,788
Deferred income taxes	3,218	2,982
Prepaids and other	5,811	4,098
Current assets of discontinued operations	—	12,188

TOTAL CURRENT ASSETS	127,576	123,450

Property and equipment — net	60,934	58,506
Patents and other intangibles — net	4,287	5,637
Goodwill	6,140	3,928
Deferred income taxes	4,213	3,744
Other assets	8,193	8,601

TOTAL ASSETS	$211,343	$203,866

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable to banks	$2,858	$4,076
Current portion of long-term debt	948	1,949
Trade accounts payable	19,041	15,178
Accrued compensation and amounts withheld from employees	9,742	6,995
Accrued expenses and other liabilities	15,695	12,254
Current liabilities of discontinued operations	—	1,897

TOTAL CURRENT LIABILITIES	48,284	42,349

Long-term debt, less current portion	2,854	3,010
Other noncurrent liabilities and deferred income taxes	7,501	7,882
Minority interests	1,381	904

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,223,180 and 5,380,956 outstanding, net of 551,059 and 378,333 treasury shares at par, respectively	10,446	10,762
Paid in capital	3,402	2,720
Retained earnings	144,917	140,339
Accumulated other comprehensive loss	(7,442)	(4,100)

TOTAL SHAREHOLDERS’ EQUITY	151,323	149,721

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$211,343	$203,866